Exhibit 10.3

EXCLUSIVE DISTRIBUTION AND MARKETING AGREEMENT

INDEX

RECITALS		3
DEFINITIONS		4
AGREEMENT		5
1.	Subject of Distribution and Marketing Agreement	5
2.	Required Supplemental Agreements	5
3.	Organization of Distribution and Assignment of Rights and Duties	6
4.	Transfer of authority and Term of the Distribution and Marketing Agreement	7
5.	Independent Entities	8
6.	Expenses and third parties	8
7.	Minimum sales requirements	8
8.	Termination of the Distribution and Marketing Agreement	9
9.	Appearance and marking of the Products	9
10.	Standard terms of sale	10
11.	Purchasing price, cost changes, and shipping conditions	10
12.	Orders	11
13.	Transfer of Products	11
14.	Payments	11
15.	Tendering technical information	11
16.	Market research	12
17.	Confidentiality	12
18.	Technical Support	12
19.	Warranties	12
20.	Limitations on Liability; Indemnity	13
21.	Force majeure	13
22.	Bankruptcy	13
23.	Amendments	14
24.	Entire Agreement	14
25.	Parties’ legal remedies	14
26.	Notices	14
27.	Final provisions	15
28.	Banking Information	15
Signature Page		16
List of Supplemental Agreement Exhibits:		16

RECITALS

a.
Whereas, Innovative Wireless Technologies, Inc. (formerly known as “Bayrock Ventures, Inc.”) a Delaware corporation (hereinafter referred to as the “Principal”) holds a leading position in the access to, and sale of, innovative products and technologies;

b.
Whereas, CJSC “Innovation Weapons Technologies”, a closed joint-stock corporation organized and existing under the laws of Russian Federation (hereinafter referred to as the “Distributor”) works in advancing the development, marketing, sales, and licensing of products and technologies in Russian Federation;

c.
Whereas, the Principal has secured intellectual property (hereinafter referred to as “IP”) required for the production of certain unique products and technologies (these products and technologies, together with the associated IP, are hereinafter referred to as the “Products”), which it desires to have promoted, licensed, and distributed effectively;

d.	Whereas, the Principal anticipates the need for long-term marketing efforts to be made to effectively establish sales channels for the Products in Russian Federation;

e.	Whereas, the Principal desires to rely upon a sole distributor to organize sales, marketing, licensing and distribution within Russian Federation;

f.	Whereas, the Distributor has certain expertise in technology and has made contributions to the IP as well as to the Products in general;

g.
Whereas, the Distributor believes it has sufficient economic and technical background and methods to organize sales, marketing, licensing and distribution of the Products in such a way that all its obligations set forth in this Distribution and Marketing Agreement will be fulfilled.

h.
Whereas, the Distributor wishes to sell the Products described below and the Principal will forward rights of sales, marketing, licensing and distribution for the Products (hereinafter referred to as the “Market Rights”) under conditions stipulated by terms of this Distribution and Marketing Agreement.

DEFINITIONS

Distribution and Marketing Agreement- means this Exclusive Distribution and Marketing Agreement between the Principal and the Distributor.

Distributor- means CJSC “Innovation Weapons Technologies”, a closed joint-stock corporation organized and existing under the laws of Russian Federation (“Distributor”) and

Effective Date- means the commencement date of the Distribution and Marketing Agreement, 4th of April, 2011

Initial Term- means the initial seven year term of this Distribution and Marketing Agreement.

IP- means intellectual property held by the Principal.

Manufacturer- means any manufacturer contracted by the Principal to manufacture a Product or some part of a Product.

Market- means all locations within Russian Federation.

Market Rights- means rights of sales, marketing, licensing and distribution.

Material Breach- means a failure, intentional or otherwise, to comply with the terms, conditions, and requirements of this Distribution and Marketing Agreement and such failure would have a material adverse effect on the business, assets, liabilities, financial condition or operations of the non-breaching Party. The Distribution and Marketing Agreement contains an implied covenant of good faith and fair dealing, the failure of which, intentional or otherwise, shall constitute an actionable Material Breach.

Net Operating Income- means operating income after operating expenses are deducted, but before income taxes and interest are deducted.

Parties- means the Principal and the Distributor together.

Principal- means Innovative Wireless Technologies, Inc. (formerly known as “Bayrock Ventures, Inc.”), a Delaware corporation.

Products- means all of the Principal’s products and technologies, as well as the associated IP.

Term- means the Initial Term and any subsequent term of this Distribution and Marketing Agreement.

AGREEMENT

This Exclusive Distribution and Marketing Agreement (the “Distribution and Marketing Agreement”) is made and entered into as of 4th of April 2011 (the “Effective Date”), by and between CJSC “Innovation Weapons Technologies”, a closed joint-stock corporation organized and existing under the laws of Russian Federation (hereinafter referred to as the “Distributor”) and Innovative Wireless Technologies, Inc. (formerly known as “Bayrock Ventures, Inc.”) a Delaware corporation (hereinafter referred to as the “Principal” and together with the Distributor, the “Parties”).

NOW, THEREFORE, in consideration of the mutual promises and the covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to the definitions set forth on page 4, and as follows:

1.	Subject of Distribution and Marketing Agreement

1.1.
The Principal grants the exclusive Market Rights for the Products to the Distributor within territory of the Russian Federation, according to the terms and conditions of this Distribution and Marketing Agreement.

1.2.	No other party shall have an agreement with the Principal to buy, sell, license, or distribute the Products on the Market, except with the written consent of the Distributor.

1.3.
The Products are listed on official web site of the Principal: www.kellaniwt.com. Such agreement shall be amended to include any other products the Principal will develop or acquire in the future, which shall then be included as Products. The terms of this Distribution and Marketing Agreement will apply equally to all Products.

1.4.	Licensing terms for all Products are identified in the Licensing Agreement.

1.5.
The Principal shall keep the Distributor informed about new Products in development, and the Distributor shall share its knowledge of the Market with the Principal to help make the Products as attractive as possible to third parties.

1.6.	The Distribution and Marketing Agreement includes all ancillary agreements (the Supplemental Agreements), as set forth in Section 2 below.

2.	Required Supplemental Agreements

The Distributor will obtain for each Product to be sold pursuant to this Distribution and Marketing Agreement all necessary government licensing at Distributor’s cost. The following required Supplemental Agreements must be reached:

2.1.	Licensing Agreement, substantially in the form attached hereto as Exhibit A (the “Licensing Agreement”);

2.2.	Product Listing, Pricing and Minimum Sales Requirement Agreement, substantially in the form attached hereto as Exhibit B (the “Product Listing, Pricing and Minimum Sales Requirement Agreement”);

2.3.	Product Design and Supporting Documents Specifications Agreement, substantially in the form attached hereto as Exhibit C (the “Product Design and Supporting Documents Specifications Agreement”);

2.4.	Technical Support and Warranty Agreement, substantially in the form attached hereto as Exhibit D (the “Technical Support and Warranty Agreement”);

2.5.	Non-Disclosure Agreement, substantially in the form attached hereto as Exhibit E (the “Non-Disclosure Agreement”); and

2.6.	Shipping Agreement, substantially in the form attached hereto as Exhibit F (the “Shipping Agreement”).

3.	Organization of Distribution and Assignment of Rights and Duties

3.1.
The Distributor shall have the sole discretion to organize distribution of the Products within the Market as well as appoint necessary distributors, sub-distributors, dealers, wholesalers, etc., and assign rights and duties to such Parties according to the terms of this Distribution and Marketing Agreement.

3.2.	The Distributor shall make reasonable efforts to keep the Principal informed of any contract negotiations with third parties and shall report official sales on quarterly basis.

3.3.	The Principal will receive a copy of each distribution agreements or sales contracts signed between the Distributor and any third parties, once it has been finalized.

4.	Transfer of authority and Term of the Distribution and Marketing Agreement

4.1.
This Distribution and Marketing Agreement may not be transferred or assigned by the Distributor without the prior written consent of the Principal; provided, however, that the Distributor shall be permitted to assign this Distribution and Marketing Agreement to any entity that the Distributor directly or indirectly controls, or is under common control with the Distributor without such consent.

4.2.
Any transfer or assignment of the Distribution and Marketing Agreement will not extend or alter the sales period or change the terms of the Distribution and Marketing Agreement, without the prior written agreement of the Parties.

4.3.
The Distribution and Marketing Agreement will begin on the Effective Date and will continue for a seven (7) year period (the “Initial Term”).  Provided that the Distributor complies with the terms of this Distribution and Marketing Agreement, the Principal agrees that the Distributor shall have the option to renew this Distribution and Marketing Agreement for an additional seven-year period (the Initial Term and any extension thereof are collectively referred to herein as the “Term”).

4.4.
In the event of a Material Breach of this Distribution and Marketing Agreement by either Party, the non-breaching Party may terminate this Distribution and Marketing Agreement by giving the breaching Party written notice; provided, however that such termination shall only be effective if the breaching party fails to cure such breach within ninety (90) days of receiving notice of the existence thereof.

5.	Independent Entities

5.1.
The Distributor shall accurately represent itself as an independent business entity with all the rights and duties established by this Distribution and Marketing Agreement. The Distributor is not an employee of the Principal. The Distributor shall not falsely claim to represent the Principal or any manufacturer of the Products (a “Manufacturer”).

5.2.
No Manufacturer or the Principal is liable for any independent decisions or statements made by the Distributor. The Manufacturers and the Principal shall not be required to sign contracts with third parties or fulfill any obligations with third parties beyond what is set forth in this Distribution and Marketing Agreement.

6.	Expenses and third parties

6.1.
All expenses, liabilities, and costs of the Distributor associated with its obligations under the Distribution and Marketing Agreement and its activities are imposed on the Distributor in full and shall be the Distributor’s sole responsibility.

6.2.
All expenses, liabilities, and costs of the Principal associated with its obligations under the Distribution and Marketing Agreement and its activities are imposed on the Principal in full and shall be the Principal’s sole responsibility.

6.3.
Unless stipulated otherwise in the Distribution and Marketing Agreement, there is no liability for either Party with respect to unforeseen obligations, and the Principal shall not grant any guarantee to any of the third parties involved by the Distributor to fulfill obligations of the Distribution and Marketing Agreement except as herein provided.

6.4.
The Principal shall have the sole discretion to obtain required transport for means of transportation of the Products as well as insurance and legal services for required legal needs and insurance coverage. The Distributor shall not perform or contract export and import operations. The Principal shall contract technical support companies for means of providing required technical support.

7.	Minimum sales requirements

7.1.
The Distributor shall endeavor to maximize sales of Products. Recognizing that it will take time to build demand in the market and form effective sales channels, the Principal shall not impose any specific performance benchmarks for the Distributor during the Term of this Distribution and Marketing Agreement.

7.2.	Revocation of any third parties’ sales contracts will not affect the Distributor’s Market Rights, provided the Distributor has not breached the terms of this Distribution and Marketing Agreement.

7.3.
If the contract rights of any third party are to be revoked because of a failure to meet minimum sales requirements, written notice shall be given by the Distributor to the Principal fifteen (15) days in advance.

8.	Termination of the Distribution and Marketing Agreement

8.1.
Termination of this Distribution and Marketing Agreement for any reason shall not negate payment obligations of the Parties as set forth herein. The Parties will pay, within ninety (90) days after the effective date of termination, all amounts owing to each other prior to the termination date.

8.2.	Upon termination of this Distribution and Marketing Agreement, the Distributor shall not sign any new sales contracts or represent themselves as current Distributors of the Products.

9.	Appearance and marking of the Products

9.1.
The Distributor is responsible for the production costs of the Products as well as costs associated with the Products’ designs, packaging, language interfaces, and manuals in accordance with industry standards in the Market. The Distributor and the Principal shall enter into the Product Design and Supporting Documents Specifications Agreement, establishing the required design and packaging characteristics. Such agreement shall be amended to include any other products the Principal will develop or acquire in the future, which shall then be included as Products.

10.	Standard terms of sale

10.1.
The terms of sale of the Products are regulated by this Distribution and Marketing Agreement and the Supplemental Agreements, including, but not limited to, the Product Listing, Pricing and Minimum Sales Requirement Agreement and the Shipping Agreement.

11.	Purchasing price, cost changes, and shipping conditions

11.1.
The Distributor shall use commercially reasonable efforts to acquire the most favorable sales terms from third parties including with respect to Product price, sales quantity, terms of payment and terms of shipment.

11.2.	The price paid for each Product with respect to the volume of an order is determined in the Product Listing, Pricing and Minimum Sales Requirement Agreement.

11.3.	Third parties engaged in distribution or sales shall be obligated to buy Products at the volume-pricing levels set forth in the Product Listing, Pricing and Minimum Sales Requirement Agreement.

11.4.	Time conditions of shipping shall be determined by both Parties and shall be set forth in the Shipping Agreement for each Product and according to order specification.

12.	Orders

12.1.
All orders will be forwarded to the Principal in written form. Every such order should have information sufficient to determine the type of the Product. The Principal shall confirm an order in written form within five (5) business days from date of receipt of order. The Distributor may cancel the order within forty-eight (48) hours after receiving notice of the delivery date if the date is not reasonably acceptable to the Distributor. Time expectations for shipping will be established in the Shipping Agreement.

13.	Transfer of Products

13.1.	The Products shall be transferred to the Distributor by the Principal at a mutually agreed-upon location. Such delivery terms shall be set forth the Shipping Agreement.

13.2.	Title and risk of loss will transfer when delivery is made at the agreed-upon location.

13.3.	When warranty services (as described in Section 20) are being applied, the cost of transportation shall be paid pursuant to the terms set forth in the Technical Support and Warranty Agreement.

14.	Payments

14.1.	Payments for the Products shall be made according to the terms set forth in the Product Pricing Agreement and the Shipping Agreement.

15.	Tendering technical information

15.1.
The Principal shall provide the Distributor with any documents concerning the Products as well as any documents necessary for sales within the Market requested by the Distributor, without cost to the Distributor.

15.2.
The Principal shall, without prior request from the Distributor, tender any new technical information such as performance charts and new functions of all products according to Product Specification to the Distributor.

15.3.
The Principal shall inform the Distributor no less than ninety (90) calendar days in advance of any planned changes in any performance of the Products. Such changes may apply to future sales of the Products, but will not apply to any current sales or distribution contract for the Products unless the contract provides for such a change. Changes that may materially affect current contracts with third parties must be agreed upon by both the Principal and the Distributor prior to implementation in shipments.

15.4.
All changes in performance or function of the Products must conform to previous standards so as to avoid breaching contracts with third parties. In the event of nonconforming changes to Products that have existing contractual agreements with third parties, Principal must request approval from the Distributor who will request approval from the third parties before implementing any changes that could breach any contract.

16.	Marketing and trademarks

16.1.
The Distributor agrees to share market research information with the Principal about the market conditions and actions taken by possible competitors. If necessary, the Distributor shall provide the Principal with general brochures and or photographs of competing products.

16.2.
With respect to the information set forth in Section 17.1 above, the Distributor shall report to the Principal every quarter.  In special cases where intervention may be required, the Distributor shall promptly provide additional information to the Principal at the Principal’s expense.

16.3.
Distributor shall have the sole right to prepare, file, prosecute and maintain trademark applications or registrations with respect to the Product for the territory of the Russian Federation. Under no circumstances shall Distributor market it’s trademarks on territory other than the Market. Under no circumstances, shall Products be sold by the Distributor or by any party associated with the Distributor, legally bound or likewise outside of the Russian Federation. The Distributor shall take all reasonable efforts to limit sales of Products outside of the Russian Federation except for those performed by the Principal or it’s associated parties.

17.	Confidentiality

17.1.	Parties shall enter into the Non-Disclosure Agreement which will contain definitions of the confidential information, its value and the responsibility of the Parties for non-disclosure.

18.	Technical Support

18.1.
The Distributor shall provide required technical expertise within the Market by creating and maintaining a Service Center (as defined in the  Technical Support and Warranty Agreement) and Principal will be responsible for training and consulting Service Center employees (as well as distance training).  The details of this arrangement shall be set forth in the Technical Support and Warranty Agreement between the Distributor and the Principal.

19.	Warranties

19.1.
The Products shall conform to technical conditions, functionality, technical requirements and be in accordance with all agreed-upon standards. The Principal shall provide a warranty for each Product or range of Products as set forth in the Technical Support and Warranty Agreement.

19.2.
In any case, the Distributor will be liable for costs involved in fulfilling warranty services, provided that the Distributor has not promised third parties more than what the Principal has promised hereunder. Furthermore, any obligations of warranty that the Distributor may have under the law, whether anticipated or unanticipated, shall be paid for by the Distributor.

19.3.
In the event of defective Product, customers must seek remedy through the Distributor’s Service Center. If the Service Center determines the Product to be defective, it will repair or replace it at no charge during the warranty period. If the Product warranty has expired, the customer will need to cover the cost of Product repair or replacement.

19.4.	With respect to Products forwarded to the Distributor by the Principal which do not meet specifications, the Distributor shall have the following options:

•	The Principal can immediately replace the Products, which do not meet the complete Product requirements with Products that do meet such requirements; or

•	The Distributor may choose to accept the delivered products.

19.5.
Products are considered accepted if the Distributor does not inform the Principal of its refusal to accept such Products within thirty (30) calendar days from receipt of the defective Products. Failure to inform the Principal of refusal to accept the Products does not negate the warranty period.

20.	Limitations on Liability; Indemnity

20.1.
The Distributor shall not forward any warranty to third parties other than the Principal’s warranty stipulated by the Distribution and Marketing Agreement. The Principal shall not be liable for any warranty obligations set by the Distributor which exceed or differ from the Principal’s warranty. After the expiration of the warranty period, technical support will be available to customers as a fee service.

20.2.	In the event that the Distribution and Marketing Agreement is terminated, the Distributor will not be responsible for further support for the Product(s).

20.3.
Distributor shall provide a certificate of insurance for product liability, insured accidents, protection of incorporeal rights within the Market, and related coverage with the Manufacturer, Principal, and Distributor as named insured on the policy within the Market.

20.4.	The Principal shall indemnify the Distributor in the event the Distributor is sued for patent infringement, product liability, warranty, negligence or any other reason related to the Products.

21.	Force majeure

21.1.
Neither the Principal nor the Distributor shall be liable for delay of delivery of the Products or any of its components in the order due to force majeure, including natural disasters, fire, damage, military occupation, energy crisis, legal restriction, war, civil unrest, national prohibition, and other events which cannot be foreseen by the Parties.

22.	Bankruptcy

22.1.
In addition to the right of the Principal to terminate this Distribution Agreement as set forth above, either Party have the right to terminate this Distribution Agreement by written notification to such Party in cases of insolvency, liquidation or bankruptcy of the other Party.

23.	Amendments

23.1.	Alterations or amendments to the Distribution and Marketing Agreement will be effective only if all named Parties agree and they are in written form.

24.	Entire Agreement

24.1.
This Distribution and Marketing Agreement, combined with the Supplemental Agreements, Appendices and any Exhibits referenced herein, constitutes the entire agreement between the Parties in connection with the subject matter of the Distribution and Marketing Agreement, and it incorporates, replaces and supersedes all prior agreements, promises, proposals, representations, understandings and negotiations, written or not.

25.	Parties’ legal remedies

25.1.	The Principal and the Distributor shall agree about the measures which should be taken in the Market against imitation of the Products or against bona fide competition.

25.2.
The Principal reserves the right, in its sole and absolute discretion, to make decisions about pursuing any claims and protecting its right against any third party that may infringe on its rights, and the responsibility and costs thereof shall be the Principal’s. The Distributor retains its rights to take measures to protect its interests at its own cost.

25.3.
Any dispute or claim hereunder between the named Parties shall be resolved by binding arbitration before the American Arbitration Association in San Diego, California under the laws of the State of California. This shall be the exclusive remedy between the Parties, and both parties hereby give up any rights to trial by jury, court, appeal, or any other judicial mechanism for resolving disputes.

26.	Notices

26.1.	All notices under this Distribution and Marketing Agreement should be delivered by email or sent by fax to the following addresses:

Distributor:
CJSC “Innovation Weapons Technologies”
General Director: Evgeniy Spiridonov
Tel: +7(495) 921-21-50
fax: +7(495) 921-32-19
Address: 115088, Moscow, 2nd-Yuzhnoportoviy pr. - 20а/4

Principal:
IWT: Innovative Wireless Technologies, Inc.
Address: 3655 Nobel Drive, San Diego, CA 92122 US Nobel Executive Center, Suite 520 Tel. +1 858 735 88 65 begin_of_the_skype_highlighting

26.2.
The Parties shall exchange corporate addresses and bank information (bank name, address, account number and wiring information) as requested in Section 29 below. If addresses and or banking details are altered, Parties shall officially inform each other in a timely manner.

27.	Final provisions

27.1.	Each Party shall execute two identical copies of this Distribution and Marketing Agreement in English (one for each Party).

27.2.
Each party may make copies and translations of the Distribution and Marketing Agreement for its needs but only the copies of the Distribution and Marketing Agreement which have been signed by the Parties’ own hand are considered authentic.

27.3.	This Distribution Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

28.	Banking Information

28.1.	The Parties will provide up-to-date bank information (bank name, address, account number and wiring information) necessary to do business with each other.

[Signature page to follow]

Signature Page

IN WITNESS WHEREOF, the parties have executed or caused this Distribution Agreement to be executed as of the Effective Date set forth above.

CJSC “INNOVATION WEAPONS TECHNOLOGIES”	INNOVATIVE WIRELESS TECHNOLOGIES, INC.

By: Evgeniy Spiridonov	By: Pavel Alpatov

/s/ Evgeniy Spiridonov	/s/ Pavel Alpatov
General Director	Chief Executive Officer, President

List of Supplemental Agreement Exhibits:

Exhibit A:                      Licensing Agreement
Exhibit B:                      Product Listing, Pricing and Minimum Sales Requirement Agreement
Exhibit C:                      Product Design and Supporting Documents Specifications Agreement
Exhibit D:                      Technical Support and Warranty Agreement
Exhibit E:                      Non-Disclosure Agreement
Exhibit F:                      Shipping Agreement

EXHIBIT A

LICENSING AGREEMENT

This Licensing Agreement (the “Distribution and Marketing Agreement”) is made and entered into as of 4th of April 2011 (the “Effective Date”), by and between CJSC “Innovation Weapons Technologies”, a closed joint-stock corporation organized and existing under the laws of Russian Federation (hereinafter referred to as the “Distributor”) and Innovative Wireless Technologies, Inc. (formerly known as “Bayrock Ventures, Inc.”) a Delaware corporation (hereinafter referred to as the “Principal” and together with the Distributor, the “Parties”).

The purpose of this document is to supplement the Exclusive Distribution and Marketing Agreement between the Principal and the Distributor, in which exclusive Market Rights for the Products were granted.

The Parties agree to add licensing terms for third parties to this agreement over time and as needed. Not as limitation but for example, the Parties will agree on end-user licensing terms, OEM licensing terms, developer licensing terms, etc.

CJSC “Innovation Weapons Technologies”, shall not give any right to third parties that exceeds the licensing terms set forth in this Licensing Agreement and shall not disclose any information on inventions, improvements, discoveries, designs, data, concepts, ideas, processes, methods, techniques, know-how, and information, including schematics, and engineering drawings respecting the Products conceived, made or produced by Manufacturer during the course of performing design, engineering, fabrication or manufacturing services under this Agreement, or made or produced as the result of the joint efforts of Manufacturer and IWT pursuant to this Agreement to third parties

In Witness Whereof, the parties hereto have executed this Licensing Agreement as of the date set forth in the first paragraph hereof.

CJSC “INNOVATION WEAPONS TECHNOLOGIES”	INNOVATIVE WIRELESS TECHNOLOGIES, INC.

By: Evgeniy Spiridonov	By: Pavel Alpatov

/s/ Evgeniy Spiridonov	/s/ Pavel Alpatov
General Director	Chief Executive Officer, President

EXHIBIT B

PRODUCT LISTING, PRICING AND MINIMUM SALES REQUIREMENT AGREEMENT

This Product listing, pricing and minimum sales requirement agreement is made and entered into as of 4th of April 2011 (the “Effective Date”), by and between CJSC “Innovation Weapons Technologies”, a closed joint-stock corporation organized and existing under the laws of Russian Federation (hereinafter referred to as the “Distributor”) and Innovative Wireless Technologies, Inc. (formerly known as “Bayrock Ventures, Inc.”) a Delaware corporation (hereinafter referred to as the “Principal” and together with the Distributor, the “Parties”).

The purpose of this document is to supplement the Exclusive Distribution and Marketing Agreement between Distributor and the Principal, in which exclusive Market Rights for the Products were granted.

This Product Listing, Pricing and Minimum Sales Requirement Agreement shall be regularly updated to include the Principal's full range of Products. All existing products are described on official web site of the Principal www.kellaniwt.com

Principal grants the right to set specific and individual Market prices to the Distributor for Russian Federation based on Distributor’s Market vision and shall not impose any prices for Market.

The Principal shall not impose any specific minimum sales requirements on the Distributor.

In Witness Whereof, the parties hereto have executed this Product Listing, Pricing and Minimum Sales Requirement Agreement as of the date set forth in the first paragraph hereof.

CJSC “INNOVATION WEAPONS TECHNOLOGIES”	INNOVATIVE WIRELESS TECHNOLOGIES, INC.

By: Evgeniy Spiridonov	By: Pavel Alpatov

/s/ Evgeniy Spiridonov	/s/ Pavel Alpatov
General Director	Chief Executive Officer, President

Product Listing, Pricing and Minimum Sales Requirement Agreement Exhibit B.A1

IP Listing
Below is a list of current IP. Whenever the Principal acquires further IP, it will be added to this agreement.

PATENTS	Application No.	Filing Date
“LIGHT CONTROL DEVICE”	12/537,111	August 6, 2009
“SMART TACTICAL FLASHLIGHT”	61/296,235	January 19, 2010
“MOUNTING BRACKETS FOR CONNECTING TUBULAR BODIES”	61/296,251	January 19, 2010
“SMART SHOOTING RANGE”	61/296,257	January 19, 2010
“SMART TARGET SURVEILLANCE SYSTEM”	61/296,262	January 19, 2010
“SMART COORDINATOR AND VIDEO SAFEGUARD SYSTEM”	61/296,265	January 19, 2010
“SMART BATTERY”	61/296,269	January 19, 2010
“COORDINATOR MODULE”	61/313,662	March 12, 2010
“ULTRA POWER SUPPLY”	61/324,565	April 15, 2010
“AUTOMATED THERMAL SCOPE SET”	61/382,483	September 13, 2010

EXHIBIT C

PRODUCT DESIGN AND SUPPORTING DOCUMENTS SPECIFICATIONS AGREEMENT

This Product design and supporting documents specifications agreement is made and entered into as of 4th of April 2011 (the “Effective Date”), by and between CJSC “Innovation Weapons Technologies”, a closed joint-stock corporation organized and existing under the laws of Russian Federation (hereinafter referred to as the “Distributor”) and Innovative Wireless Technologies, Inc. (formerly known as “Bayrock Ventures, Inc.”) a Delaware corporation (hereinafter referred to as the “Principal” and together with the Distributor, the “Parties”).

The purpose of this document is to supplement the Exclusive Distribution and Marketing Agreement between Distributor and Principal, in which exclusive Market Rights for the Products were granted.

This Product Design and Supporting Documents Specifications Agreement shall be updated regularly to include documentation for all available Products all of which is listed on official web page of the Principal www.kellaniwt.com

In Witness Whereof, the parties hereto have executed this Product Design and Supporting Documents Specifications Agreement as of the date set forth in the first paragraph hereof.

CJSC “INNOVATION WEAPONS TECHNOLOGIES”	INNOVATIVE WIRELESS TECHNOLOGIES, INC.

By: Evgeniy Spiridonov	By: Pavel Alpatov

/s/ Evgeniy Spiridonov	/s/ Pavel Alpatov
General Director	Chief Executive Officer, President

EXHIBIT D

TECHNICAL SUPPORT AND WARRANTY AGREEMENT

This Technical support and warrantu agreement is made and entered into as of 4th of April 2011 (the “Effective Date”), by and between CJSC “Innovation Weapons Technologies”, a closed joint-stock corporation organized and existing under the laws of Russian Federation (hereinafter referred to as the “Distributor”) and Innovative Wireless Technologies, Inc. (formerly known as “Bayrock Ventures, Inc.”) a Delaware corporation (hereinafter referred to as the “Principal” and together with the Distributor, the “Parties”).

The purpose of this document is to supplement the Exclusive Distribution and Marketing Agreement between Principal and Distributor, in which exclusive Market Rights for the Products were granted.

The Parties agree to add warranty terms to this agreement over time and as needed. Not as limitation but for example, the Parties will agree on short-term warranties, extended warranties, lifetime warranties, etc.

Distributor shall not grant any warranty to third parties that exceeds the warranty terms set forth in this Technical Support and Warranty Agreement.

In Witness Whereof, the parties hereto have executed this Technical Support and Warranty Agreement as of the date set forth in the first paragraph hereof.

CJSC “INNOVATION WEAPONS TECHNOLOGIES”	INNOVATIVE WIRELESS TECHNOLOGIES, INC.

By: Evgeniy Spiridonov	By: Pavel Alpatov

/s/ Evgeniy Spiridonov	/s/ Pavel Alpatov
General Director	Chief Executive Officer, President

EXHIBIT E

NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (the “NDA”) is made and entered into as of 4th of April 2011 (the “Effective Date”), by and between CJSC “Innovation Weapons Technologies”, a closed joint-stock corporation organized and existing under the laws of Russian Federation (hereinafter referred to as the “Distributor”) and Innovative Wireless Technologies, Inc. (formerly known as “Bayrock Ventures, Inc.”) a Delaware corporation (hereinafter referred to as the “Principal” and together with the Distributor, the “Parties”).

In reliance upon and in consideration of the following undertakings, the parties agree as follows:

1.           Subject to the limitations set forth in paragraph 2, all information disclosed to the other party, whether marked confidential or not, shall be deemed to be “Proprietary Information.”  In particular, Proprietary Information shall be deemed to include any technology, content, trade secret, information, process, technique, training manual, workbook, algorithm, computer program (source and object code), design, drawing, formula, business plan or test data relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing, strategic partnership or personnel matter relating to the disclosing party, its present or future products, services, sales, suppliers, clients, customers, employees, investors, business plans, business strategies, cost of operations, and strategic relationships, whether in oral, written, graphic or electronic form.  If Proprietary Information is disclosed in oral form, the disclosing party shall thereafter summarize it in writing and transmit it to the other party within thirty (30) days of the oral disclosure.

2.           The term “Proprietary Information” shall not be deemed to include information which:  (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving party without any breach of this NDA; or (e) is the subject of a written permission to disclose provided by the disclosing party.

3.           Each party shall maintain all Proprietary Information in trust and confidence and, except as expressly set forth herein, shall not disclose to any third party or use any Proprietary Information for any unauthorized purpose.  Each party may use such Proprietary Information only to the extent required to accomplish the purposes of this NDA as set forth on Exhibit E.A1 hereto.  Proprietary Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation, the export control laws of the United States.  No rights or licenses to trademarks, inventions, copyrights or patents are implied or granted under this NDA.

4.           Proprietary Information shall not be reproduced in any form except as required to accomplish the intent of this NDA.

5.           Each party under this NDA shall advise its employees who might have access to Proprietary Information of the confidential nature thereof and agrees that its employees shall be bound by the terms of this NDA.  No Proprietary Information shall be disclosed to any employee who does not have a need for such information.  The receiving party shall not disclose any Proprietary Information to any third party without the disclosing party's express, written consent.

6.           All Proprietary Information (including all copies thereof) shall remain the property of the disclosing party and shall be returned to the disclosing party after the receiving party's need for it has expired, or upon request of the disclosing party, and in any event, upon completion or termination of this NDA.

7.           Notwithstanding any other provision of this NDA, disclosure of Proprietary Information shall not be precluded if such disclosure:

(a)           is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued;

(b)           is otherwise required by law; or

(c)           is otherwise necessary to establish rights or enforce obligations under this NDA, but only to the extent that any such disclosure is necessary.

8.           This NDA shall continue in full force and effect for so long as the parties continue to exchange Proprietary Information.  This NDA may be terminated by either party at any time upon thirty (30) days written notice to the other party.  The termination of this NDA shall not relieve either party of the obligations imposed by Paragraphs 3, 4, 5, 6 and 11 of this NDA with respect to Proprietary Information disclosed prior to the effective date of such termination and the provisions of those Paragraphs shall survive the termination of this NDA for a period of five (5) years from the date of such termination.

9.           Any dispute or claim hereunder between the named Parties, shall be resolved by binding arbitration before the American Arbitration Association in San Diego, California under the laws of the State of California. This shall be the exclusive remedy between the Parties, and both parties hereby give up any rights to trial by jury, court, appeal, or any other judicial mechanism for resolving disputes.

10.           This NDA and Exhibit E.A1 attached hereto and hereby incorporated herein, contain the final, complete and exclusive NDA of the parties relative to the subject matter hereof and supersedes all prior and contemporaneous understandings and NDAs relating to its subject matter.  This NDA may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

11.           Each party hereby acknowledges and agrees that in the event of any breach of this NDA by the other party, including, without limitation, the actual or threatened disclosure or unauthorized use of a disclosing party's Proprietary Information without the prior express written consent of the disclosing party, the disclosing party will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury.  Accordingly, each party hereby agrees that the other party shall be entitled to specific performance of the receiving party's obligations under this NDA, as well as such further relief as may be granted through binding arbitration.

12.           The parties’ rights and obligations under this NDA will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns.

13.           If any provision of this NDA is found by a proper authority to be unenforceable, that provision shall be severed and the remainder of this NDA will continue in full force and effect.

14.           Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon the personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

In Witness Whereof, the parties hereto have executed this NDA as of the date set forth in the first section hereof.

CJSC “INNOVATION WEAPONS TECHNOLOGIES”	INNOVATIVE WIRELESS TECHNOLOGIES, INC.

By: Evgeniy Spiridonov	By: Pavel Alpatov

/s/ Evgeniy Spiridonov	/s/ Pavel Alpatov
General Director	Chief Executive Officer, President

EXHIBIT F

SHIPPING AGREEMENT

This Shipping Agreement is made and entered into as of 4th of April 2011 (the “Effective Date”), by and between CJSC “Innovation Weapons Technologies”, a closed joint-stock corporation organized and existing under the laws of Russian Federation (hereinafter referred to as the “Distributor”) and Innovative Wireless Technologies, Inc. (formerly known as “Bayrock Ventures, Inc.”) a Delaware corporation (hereinafter referred to as the “Principal” and together with the Distributor, the “Parties”).

The purpose of this document is to supplement the Exclusive Distribution and Marketing Agreement between Distributor and Principal, in which exclusive Market Rights for the Products were granted.

The Parties agree to add standard shipping terms to this agreement over time and as needed.  Distributor, shall not grant any shipping terms to third parties that exceeds the shipping terms set forth in this Shipping Agreement.

In Witness Whereof, the parties hereto have executed this Shipping Agreement as of the date set forth in the first paragraph hereof.

CJSC “INNOVATION WEAPONS TECHNOLOGIES”	INNOVATIVE WIRELESS TECHNOLOGIES, INC.

By: Evgeniy Spiridonov	By: Pavel Alpatov

/s/ Evgeniy Spiridonov	/s/ Pavel Alpatov
General Director	Chief Executive Officer, President